Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$1,750,000,000

Floating Rate Callable Senior Notes, due November 2009

FINAL TERM SHEET

Dated November 1, 2006

Issuer:	Bank of America Corporation

Ratings:	Aa2 (Moody’s)/AA- (S&P)/AA- (Fitch)

Title of the Series:	Floating Rate Callable Senior Notes, due November 2009

Total Aggregate Principal Amount Initially Being Issued:	$1,750,000,000

Issue Price:	100%

Trade Date:	November 1, 2006

Settlement Date:	November 6, 2006 (DTC)

Maturity Date:	November 6, 2009

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	Actual/360

Record Dates:	For book-entry only notes, one business day prior to payment date. If notes are not held in book-entry only form, record dates will be January 15, April 15, July 15, and October 15.

Base Rate:	LIBOR Telerate Page 3750

Index Maturity:	90 days

Spread:	1 bp for the period from, and including, November 6, 2006 to, but excluding May 6, 2008; and 12 bps for the period from, and including May 6, 2008 to, but excluding, the maturity date.

Interest Payment Dates:	February 6, May 6, August 6, and November 6 of each year, beginning February 6, 2007.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, November 6, 2006 to, but excluding, February 6, 2007, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date.

Interest Determination Date:	Second London banking day preceding the applicable interest reset date

Interest Reset Dates:	February 6, May 6, August 6, and November 6.

Redemption:	The Issuer has the right to redeem all, but not less than all, of the notes on May 6, 2008 and on any subsequent interest payment date. The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Call Notification:	Notice of redemption will be mailed to the holders of the notes to be redeemed not less than 15 days nor more than 60 days prior to the redemption date.

Conversion:	The notes will not be convertible into any of our other notes or securities.

Listing:	None

Calculation Agent:	The Bank of New York Trust Company, N.A.

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Loop Capital Markets, LLC

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.